EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Endo International plc (“Endo”) is presented to illustrate the estimated effects of (i) the pending acquisition (the “Acquisition”) of Par Pharmaceutical Holdings, Inc. (“Par”), (ii) the issuance of $2,300.0 million of Endo shares to other investors, (iii) the redemption of the 2019 Notes, (iv) the consummated sale of the American Medical Systems Holdings, Inc. (“AMS”) Men’s and Prostate Health businesses, (v) the consummated acquisition of Auxilium Pharmaceuticals, Inc. (“Auxilium”) by Endo and (vi) the related debt and equity offerings to finance the foregoing transactions (See Note 1). Such information is based in part on certain assumptions regarding the Pro Forma Transactions (as defined below) that we currently believe are factually supportable and expected to have a continuing impact on the consolidated results. The following unaudited pro forma condensed combined balance sheet as of March 31, 2015 is based upon, derived from and should be read in conjunction with the unaudited consolidated financial statements of Endo (which are available in Endo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015) and the historical unaudited financial statements of Par (which are available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015). The following unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2015 is based upon, derived from and should be read in conjunction with the unaudited consolidated financial statements of Endo (which are available in Endo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015) and the historical unaudited financial statements of Par (which are available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based upon, derived from and should be read in conjunction with the historical audited financial statements of Endo (which are available in Endo’s Annual Report on Form 10-K included in the Current Report on Form 8-K filed with the SEC on June 2, 2015), the historical audited financial statements of Par (which are available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015) and the historical audited financial statements of Auxilium (which are available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015). The acquisition of Par will be treated as, and the acquisition of Auxilium has been treated as, a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations,” which we refer to as ASC 805 for purposes of these pro forma financial statements. The unaudited pro forma condensed combined financial information set forth below give effect to the following, which we refer to, collectively, as the “Pro Forma Transactions”:

•	the completion of the acquisition of Par (see information presented in the “Par Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statements of operations);

•	the incurrence of $1,635.0 million of Senior Notes due 2025, which we refer to in this section as the New Senior Notes, by Endo, $200.0 million of which was used to finance the Redemption (defined below); the anticipated re-payment of the existing Term Loan B and incurrence of $2,800.0 million in term loan debt, which we refer to in this section as the Incremental Term Loan B Facility and the anticipated issuance of $1,544.2 million of Endo shares to Par shareholders (see information presented in the “Par Pro Forma Adjustments” and the “Redemption Pro Forma Adjustments” columns in the unaudited pro forma condensed combined balance sheet and statements of operations);

•	the issuance of $2,300.0 million of Endo shares to other investors (the “Equity Offering”) (see information presented in the “Equity Offering Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet);

•	the redemption (the “Redemption”) of $481.9 million aggregate principal amount outstanding of the 7.00% Senior Notes due 2019 of Endo Finance LLC and Endo Finco Inc. and $18.0 million aggregate principal amount outstanding of the 7.00% Senior Notes due 2019 of Endo Health Solutions Inc. (collectively, the “2019 Notes”). The aggregate redemption price was equal to 103.5% of the aggregate principal amount of the 2019 Notes plus accrued and unpaid interest to, but not including, the redemption date (see information presented in the “Redemption Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statements of operations);

•	the completion of the sale of the AMS Men’s and Prostate Health businesses (see information presented in the “AMS Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statements of operations); and

•	the completion of the acquisition of Auxilium on January 29, 2015 and the incurrence of $1,200.0 million of Senior Notes due 2025 on January 27, 2015, which we refer to in this section as the 2015 Senior Notes, by Endo (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined statements of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Par’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of March 31, 2015. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of assets acquired and liabilities assumed for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development which we refer to as IPR&D, identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2015 and the fiscal year ended December 31, 2014 assume the completion of the Pro Forma Transactions on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 assumes the acquisition of Par and the related financings, the Equity Offering, the Redemption and the disposition of AMS as if the events occurred on March 31, 2015. The completion of the Auxilium acquisition occurred on January 29, 2015 and the incurrence of the $1,200.0 million in aggregate principal amount of the 2015 Senior Notes by Endo occurred on January 27, 2015 and, as such; both are reflected in the historical unaudited condensed combined balance sheet of Endo as of March 31, 2015.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Pro Forma Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo will experience after the Pro Forma Transactions. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable subsequent to the Pro Forma Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain other adjustments which are considered significant. Certain financial information of Par and Auxilium as presented in their respective consolidated financial statements has been reclassified to conform to the historical presentation in Endo’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

The pro forma financial information contained in this filing is based upon certain assumptions with respect to our financing of the Acquisition. Whether the assumed financing sources are available, and, if available, the terms of our future financings, will be subject to market conditions. The actual sources of financing and the terms on which it is obtained may not be as favorable as those reflected in the pro forma condensed combined financial information. Differences between preliminary estimates in the pro forma condensed combined financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the pro forma condensed combined financial information and the combined company’s financial position and future results of operations.

Endo International plc

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

(In thousands)

	Endo Historical	AMS Pro Forma Adjustments		Total Pro Forma After AMS Adjustments	Equity Offering Pro Forma Adjustments		Redemption Pro Forma Adjustments		Par Adjusted Historical (Note 2)	Par Pro Forma Adjustments		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$377,461	$1,638,000	(5a)	$2,015,461	$2,235,112	(5e)	$(328,261	)(5f)	$185,880	$(3,090,030	)(5g)	$1,018,162
Restricted cash and cash equivalents	534,162	—		534,162	—		—		—	—		534,162
Marketable securities	1,103	—		1,103	—		—		—	—		1,103
Accounts receivable, net	1,235,383	—		1,235,383	—		—		73,833	392,608	(5h)	1,701,824
Inventories, net	611,401	—		611,401	—		—		166,761	73,239	(5i)	851,401
Prepaid expenses and other current assets	54,601	—		54,601	—		—		26,076	—		80,677
Income taxes receivable	169,753	(146,072	)(5d)	23,681	—		—		—	39,893	(5j)	63,574
Deferred income taxes	650,411	(88,277	)(5d)	562,134	—		—		68,057	(26,183	)(5p)	604,008
Assets held for sale	1,693,594	(1,640,754	)(5b)	52,840	—		—		—			52,840

Total current assets	$5,327,869	$(237,103)		$5,090,766	$2,235,112		$(328,261)		$520,607	$(2,610,473)		$4,907,751

Marketable securities	3,349	—		3,349	—		—		—	—		3,349
Property and equipment, net	406,757	—		406,757	—		—		223,748	—		630,505
Goodwill	3,025,070	—		3,025,070	—		—		1,036,958	3,417,889	(5k)	7,479,917
Other intangibles, net	5,070,074	—		5,070,074	—		—		1,006,177	3,653,823	(5l)	9,730,074
Deferred income taxes	3,019	—		3,019	—		—		—	—		3,019
Other assets	309,539	—		309,539	—		(8,119	)(5f)	88,445	119,936	(5m)	509,801

Total assets	$14,145,677	$(237,103)		$13,908,574	$2,235,112		$(336,380)		$2,875,935	$4,581,175		$23,264,416

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$312,016	$—		$312,016	$—		—		$81,793	$—		$393,809
Accrued expenses	1,234,255	—		1,234,255	—		(7,290	)(5f)	135,235	376,045	(5h)	1,738,245
				—			—			(5n	)
Current portion of legal settlement accrual	1,593,121	—		1,593,121	—		—		—	—		1,593,121

Current portion of long-term debt	160,613	—		160,613	—		—		18,753	4,997	(5o)	184,363
Income taxes payable	42,819	—		42,819	—		—		—	—		42,819
Deferred income taxes	84	—		84	—		—		—	—		84
Liabilities held for sale	99,112	(90,409	)(5b)	8,703	—		—		—	—		8,703

Total current liabilities	$3,442,020	$(90,409)		$3,351,611	$—		$(7,290)		$235,781	$381,042		$3,961,144

Deferred income taxes	754,258	(137,556	)(5d)	616,702	—		(3,734	)(5f)	228,272	1,297,433	(5p)	2,138,673
Long-term debt, less current portion, net	5,386,547	60,000	(5c)	5,446,547	—		(299,875	)(5f)	2,318,510	1,471,990	(5q)	8,937,172
Other liabilities	423,136	—		423,136	—		—		21,910	—		445,046
Commitments and contingencies
Stockholders’ equity:
Euro deferred shares	42	—		42	—				—	—		42
Common stock	18	—		18	3		—		784	(782	)(5r)	23
Additional paid-in capital	5,067,562	—		5,067,562	2,235,109	(5e)	—		323,828	1,220,401	(5r)	8,846,900
(Accumulated deficit) retained earnings	(670,803)	(96,793	)(5d)	(767,596)	—		(25,481	)(5f)	(245,809)	203,750	(5r)	(835,136)
Accumulated other comprehensive (loss) income	(257,221)	27,655	(5b)	(229,566)	—		—		(5,380)	5,380	(5r)	(229,566)
Treasury stock	—	—		—	—		—		(1,961)	1,961	(5r)	—

Total Endo stockholders’ equity	$4,139,598	$(69,138)		$4,070,460	$2,235,112		$(25,481)		$71,462	$1,430,710	(5r)	$7,782,263
Noncontrolling interests	118	—		118	—		—		—	—		118

Total stockholders’ equity	$4,139,716	$(69,138)		$4,070,578	$2,235,112		$(25,481)		$71,462	$1,430,710		$7,782,381

Total liabilities and stockholders’ equity	$14,145,677	$(237,103)		$13,908,574	$2,235,112		$(336,380)		$2,875,935	$4,581,175		$23,264,416

Note: Certain Par amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2015

(In thousands, except per share data)

	Endo Historical	AMS Pro Forma Adjustments		Total Pro Forma After AMS Adjustments	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Redemption Pro Forma Adjustments		Par Adjusted Historical (Note 2)	Par Pro Forma Adjustments		Total Pro Forma
Total revenues	$714,128	$—		$714,128	$23,576	$—		$—		$359,244	$—		$1,096,948
Costs and expenses:
Cost of revenues	384,266	—		384,266	12,606	10,247	(5t)	—		214,171	5,298	(5t)	626,588
Selling, general and administrative	211,578	—		211,578	16,970	—		—		56,749	(1,365	)(5h)	283,932
Research and development	17,897	—		17,897	1,796	—		—		26,850	—		46,543
Litigation-related and other contingencies	13,000	—		13,000	—	—		—		(25)	—		12,975
Asset impairment charges	7,000	—		7,000	—	—		—		—	—		7,000
Acquisition-related and integration items, net	34,640	—		34,640	—	(19,400	)(5u)	—		—	1,365	(5h)	16,605

Operating income (loss)	$45,747	$—		$45,747	$(7,796)	$9,153		$—		$61,499	$(5,298)		$103,305

Interest expense, net	73,139	1,088	(5s)	74,227	3,518	1,482	(5v)	(6,208	)(5x)	29,494	20,411	(5v)	122,924
Net loss on extinguishment of debt	980	—		980	—	—		—		—	—		980
Other (income) expense, net	(11,995)	—		(11,995)	12	—		—		—	—		(11,983)

(Loss) income from continuing operations before income tax	$(16,377)	$(1,088)		$(17,465)	$(11,326)	$7,671		$6,208		$32,005	$(25,709)		$(8,616)

Income tax (benefit) expense	(166,869)	—		(166,869)	—	27,789	(5w)	2,219	(5x)	11,720	(25,130	)(5w)	(150,271)

Income (loss) from continuing operations attributable to Endo International plc	$150,492	$(1,088)		$149,404	$(11,326)	$(20,118)		$3,989		$20,285	$(579)		$141,655

Income from continuing operations per share attributable to Endo International plc
Basic	$0.89												$0.64

Diluted	$0.85												$0.62

Weighted average shares attributable to Endo International plc
Basic	169,653										(5y	)	221,568
Diluted	176,825										(5y	)	228,740

Note: Certain Par and Auxilium amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(In thousands, except per share data)

	Endo Historical	AMS Pro Forma Adjustments		Total Pro Forma After AMS Adjustments	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Redemption Pro Forma Adjustments		Par Adjusted Historical (Note 2)	Par Pro Forma Adjustments		Total Pro Forma
Total revenues	$2,380,683	$—		$2,380,683	$360,146	$—		$—		$1,308,621	$—		$4,049,450
Costs and expenses:
Cost of revenues	1,231,497	—		1,231,497	183,732	116,602	(5t)	—		829,506	30,706	(5t)	2,392,043
Selling, general and administrative	567,986	—		567,986	285,064	(15,271	)(5h)	—		189,591	(10,503	)(5h)	1,016,867
Research and development	112,708	—		112,708	40,868	—		—		119,095	—		272,671
Litigation-related and other contingencies	42,084	—		42,084	—	—		—		90,107	—		132,191
Asset impairment charges	22,542	—		22,542	19,920	—		—		146,934	—		189,396
Acquisition-related and integration items, net	77,384	—		77,384	(95,465)	1,446	(5h)(5u)	—		—	7,461	(5h)	(9,174)

Operating income (loss)	$326,482	$—		$326,482	$(73,973)	$(102,777)		$—		$(66,612)	$(27,664)		$55,456

Interest expense, net	227,114	4,350	(5s)	231,464	39,108	34,297	(5v)	(24,825	)(5x)	108,409	108,875	(5v)	497,328
Net loss on extinguishment of debt	31,817	—		31,817	—	—		—		3,989	—		35,806
Other (income) expense, net	(32,324)	—		(32,324)	28,446	(28,400	)(5h)	—		(500)	3,042	(5h)	(29,736)

Income (loss) from continuing operations before income tax	$99,875	$(4,350)		$95,525	$(141,527)	$(108,674)		$24,825		$(178,510)	$(139,581)		$(447,942)

Income tax expense (benefit)	38,267	—		38,267	34	(71,880	)(5w)	8,875	(5x)	(72,993)	(116,753	)(5w)	(214,450)

Income (loss) from continuing operations	$61,608	$(4,350)		$57,258	$(141,561)	$(36,794)		$15,950		$(105,517)	$(22,828)		$(233,492)

Less: Loss from continuing operations attributable to noncontrolling interests	(399)	—		(399)	—	—		—		—	—		(399)

Income (loss) from continuing operations attributable to Endo International plc	$62,007	$(4,350)		$57,657	$(141,561)	$(36,794)		$15,950		$(105,517)	$(22,828)		$(233,093)

Income (loss) from continuing operations per share attributable to Endo International plc
Basic	$0.42												$(1.10)

Diluted	$0.40												$(1.10)

Weighted average shares attributable to Endo International plc
Basic	146,896										(5y	)	211,218
Diluted	156,730										(5y	)	211,218

Note: Certain Par and Auxilium amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of transaction

Par and Equity Offering

On May 18, 2015, Endo announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which it will acquire all of the outstanding shares of common stock of Par and assume and pay Par’s debt in a cash and stock transaction valued at approximately $8,179.8 million. The aggregate consideration will consist of $6,500.0 million in cash (subject to an increase adjustment for existing Par cash of $185.9 million, an estimated decrease adjustment for Par transaction costs of $50.3 million, and a post-close working capital adjustment) and 18,084,448 ordinary shares of Endo valued at $1,544.2 million (using the Endo stock price of $85.39 as of July 24, 2015), as further described in the Merger Agreement.

Completion of the Acquisition is subject to certain conditions, including customary closing conditions relating to the (i) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“the HSR Condition”), (ii) absence of any order or laws prohibiting completion of the Acquisition (“the Orders Condition”), (iii) absence of a material adverse effect, as defined in the Merger Agreement, on Endo or Par, as applicable, (iv) the accuracy of each party’s representations and warranties (subject to certain qualifications) and (v) Endo’s and Par’s material compliance with their respective covenants and agreements contained in the Merger Agreement.

Under the Merger Agreement, Endo and Par each have certain termination rights, including if: (i) the Acquisition is not completed by November 18, 2015 (as may be extended, the “Final Date”), which may be extended under certain circumstances to February 12, 2016, (ii) any law has been passed or any governmental authority of competent jurisdiction has issued a final, nonappealable order making the completion of the Acquisition illegal or otherwise prohibiting completion of the Acquisition or (iii) the other party has breached any of its representations, warranties or covenants in the Merger Agreement, subject to materiality qualifications and abilities to cure, such that the closing condition relating thereto cannot be satisfied.

In addition, Par may terminate the Merger Agreement if (i) (a) all mutual conditions to consummation of the Acquisition and all conditions of Endo to consummation of the Acquisition are satisfied, (b) Endo fails to consummate the Acquisition by the time required under the Merger Agreement and (c) at the time of such termination, Par is ready and willing to consummate the Acquisition; or (ii) (w) all mutual conditions to consummation of the Acquisition and all conditions of Endo to consummation of the Acquisition are satisfied, (x) Endo fails to consummate the Acquisition by the second Business Day (as defined in the Merger Agreement) prior to the Final Date and (y) at the time of such termination, Par is ready and willing to consummate the Acquisition regardless of whether the Marketing Period (as defined in the Merger Agreement) has initiated or concluded. If the Merger Agreement is terminated under the circumstances described in clauses (i) or (ii) directly above, Endo will be obligated to pay Par a termination fee of $750.0 million (the “Termination Fee”). In addition, Endo is also obligated to pay Par the Termination Fee if the Merger Agreement is terminated because (i) a law is passed or a governmental authority of competent jurisdiction issues a final, nonappealable order making the completion of the Acquisition illegal or otherwise prohibiting completion of the Acquisition or (ii) the Final Date has occurred and at such time, the HSR Condition or the Orders Condition is not satisfied but the other mutual conditions to consummation of the Acquisition and all conditions of Endo to consummation of the Acquisition are satisfied. In circumstances where Endo has committed an Intentional Breach (as defined in the Merger Agreement), the Termination Fee will not act as a limitation upon Endo’s liability in respect of such Intentional Breach.

In connection with the Par acquisition, for purposes of these unaudited pro forma condensed combined financial statements Endo has included the impact of the issuance of $1,635.0 million of New Senior Notes, and an assumed $2,800.0 million of Incremental Term Loan B Facility as well as the impact of the Equity Offering and the Redemption. The aggregate principal amount of Incremental Term Loan B Facility actually incurred may differ from that assumed herein. As such, Endo’s interest expense may vary from that described herein and such differences may be material.

AMS

On February 24, 2015, the Board of Directors approved a plan to sell Endo’s AMS business, which comprises the entirety of our Devices segment. Subsequently, Endo entered into a definitive agreement to sell the Men’s Health and Prostate Health components of the AMS business to Boston Scientific Corporation (Boston Scientific) for up to $1.65 billion, with $1.60 billion in upfront cash. Endo is also eligible to receive a potential milestone payment of $50.0 million in cash conditioned on Boston Scientific achieving certain product revenue milestones in the Men’s Health and Prostate Health components in 2016. In addition, Boston Scientific agreed to pay $60.0 million in exchange for 60,000 shares of Series B Non-Voting Preferred Stock issued by American Medical Systems Holdings, Inc. The preferred stock entitles the holder to dividends payable quarterly at an initial annual rate of 7.25%, which will increase by 0.25% each year on January 1, from 2018 until the rate equals 11.50%. While the preferred stock remains outstanding, American Medical Systems Holdings, Inc. will be subject to certain affirmative and negative covenants, including an obligation to maintain assets in excess of the liquidation preference of the preferred stock, and restrictions on the sale of assets and the incurrence of certain indebtedness. The preferred stock matures and becomes mandatorily redeemable in 2035. The transaction with Boston Scientific closed on August 3, 2015.

Auxilium

On January 29, 2015, Endo acquired all of the outstanding shares of common stock of Auxilium in a transaction valued at approximately $2.6 billion.

Pursuant to the terms of the agreement and plan of merger (“the Auxilium Merger Agreement”), subject to cash and equity consideration limits, Auxilium shareholders were able to elect one of three options with respect to transaction consideration. Of the 55.0 million outstanding Auxilium shares eligible to make an election, 94.9% elected to receive transaction consideration equal to 0.4880 Endo shares per Auxilium share (“the Stock Election Consideration”), 0.4% elected to receive 100% cash, which equated to $33.25 of cash per Auxilium share (“the Cash Election Consideration”) and 4.7% elected or defaulted to receive a mix of $16.625 in cash and 0.2440 Endo shares per Auxilium share (“the Standard Election Consideration”). The result of the elections led to an oversubscription of the Stock Election Consideration and, in accordance with the proration method described in the Auxilium Merger Agreement and proxy statement/prospectus provided to Auxilium shareholders, each Auxilium share for which an election was made to receive the Stock Election Consideration was instead entitled to receive approximately 0.3448 Endo shares and $9.75 in cash.

In connection with the Auxilium acquisition, Endo issued $1,200.0 million of 2015 Senior Notes.

Interest rates

The interest rates under the existing credit facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, the Incremental Term Loan B Facility is assumed to be at LIBOR plus an applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, LIBOR was assumed to be 0.25%, resulting in an assumed combined weighted average interest rate of 3.42% and 3.45% for the pro forma amount of floating-rate debt for the quarter ended March 31, 2015 and the year ended December 31, 2014, respectively. For the purposes of these unaudited pro forma condensed combined financial statements, Endo used the stated interest rate of 6.00% on each of the 2015 Senior Notes and New Senior Notes.

Based on the assumed pro forma amount of floating-rate debt outstanding at March 31, 2015, each 1/8% rise in interest rates would result in approximately $4.8 million of incremental annual interest expense and each $250,000,000 increase in principal would result in approximately $8.6 million of incremental annual interest expense. The aggregate principal amount of Incremental Term Loan B Facility actually incurred may differ from that assumed herein.

Note 2. Basis of presentation

The acquisition of Par will be accounted for, and the Auxilium acquisition was accounted for, as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). This unaudited pro forma condensed combined financial information does not give effect to immaterial transactions, such as the acquisitions of Boca Pharmacal LLC, Sumavel® DosePro®, Dava Pharmaceuticals, Inc., Grupo Farmacéutico Somar, NatestoTM or the authorized generic of potassium chloride oral solution by Endo, Actient Holdings LLC and STENDRA® by Auxilium or JHP Group Holdings, Inc. by Par. In addition, the impact of the Paladin transaction for the two months ended February 28, 2014 was not material to Endo and has not been included in the pro forma condensed combined statement of operations for the year ended December 31, 2014.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” which we refer to as ASC 820. ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this filing, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical audited financial statements of Par were prepared in accordance with U.S. GAAP.

Endo is conducting a review of Par’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Par’s results of operations or reclassification of assets or liabilities to conform to Endo’s accounting policies and classifications. As a result of that review, Endo may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Endo was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Endo’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between the two companies.

Financial information presented in the “Par Adjusted Historical” columns in the unaudited pro forma condensed combined balance sheet and statement of operations, and information presented in the “Auxilium Adjusted Historical” columns in in the unaudited pro forma statement of operations have been reclassified to conform to the historical presentation in Endo’s consolidated financial statements as follows:

Reclassification included in the unaudited pro forma condensed combined balance sheet for Par (in thousands):

	As of March 31, 2015
	Before Reclassification	Reclassification	After Reclassification
Payables due to distribution agreement partners	$44,818	$(44,818)	$—
Accrued salaries and employee benefits	$17,517	$(17,517)	$—
Accrued government pricing liabilities	$23,942	$(23,942)	$—
Accrued legal fees	$12,839	$(12,839)	$—
Accrued interest payable	$16,563	$(16,563)	$—
Accrued expenses and other current liabilities	$19,556	$115,679	$135,235

Reclassification included in the unaudited pro forma condensed combined statement of operations for Par (in thousands):

	For the Three Months Ended March 31, 2015
	Before Reclassification	Reclassification	After Reclassification
Restructuring costs	$363	$(363)	$—
Selling, general and administrative	$56,386	$363	$56,749
Interest income	$(17)	$17	$—
Interest expense	$29,511	$(17)	$29,494

Reclassification included in the unaudited pro forma condensed combined statement of operations for Par (in thousands):

	For the Year Ended December 31, 2014
	Before Reclassification	Reclassification	After Reclassification
Restructuring costs	$5,413	$(5,413)	$—
Loss on sale of product rights	$3,042	$(3,042)	$—
Selling, general and administrative	$181,136	$8,455	$189,591
Interest income	$(18)	$18	$—
Interest expense	$108,427	$(18)	$108,409

Reclassification included in the unaudited pro forma condensed combined statement of operations for Auxilium (in thousands):

	For the Period Ended January 29, 2015
	Before Reclassification	Reclassification	After Reclassification
Amortization of purchased intangibles	$6,030	$(6,030)	$—
Cost of goods sold	$6,576	$6,030	$12,606

Reclassification included in the unaudited pro forma condensed combined statement of operations for Auxilium (in thousands):

	For the Year Ended December 31, 2014
	Before Reclassification	Reclassification	After Reclassification
Amortization of purchased intangibles	$78,726	$(78,726)	$—
Cost of goods sold	$105,006	$78,726	$183,732

Note 3. Preliminary estimated acquisition consideration for Par

For the purposes of calculating the preliminary estimated acquisition consideration in the unaudited pro forma condensed combined financial statements, the effective date of the Acquisition is assumed to be July 24, 2015, on which date the Endo share price was $85.39 per share. The $85.39 Endo share price is used for pro forma purposes only. The consideration transferred will ultimately be based on the share price of Endo shares on the effective date of the Acquisition, and could be materially different than the share prices utilized in the unaudited pro forma condensed combined financial statements. The preliminary estimated acquisition consideration is as follows (in thousands, except for per share amounts):

Acquisition Consideration

Number of Endo shares issued	18,084
Price of Endo shares on July 24, 2015	$85.39

Estimated fair value of 18.1 million Endo shares issued to Par stockholders		$1,544,231
Cash distribution to Par stockholders		4,228,482
Cash distribution to pay assumed debt, including $44.4 million to settle senior notes make whole provision, and $16.6 million of accrued interest		2,407,098

Total preliminary estimated acquisition consideration		$8,179,811

The sensitivity table below shows a range of acquisition consideration amounts based on hypothetical Endo share prices on the Merger Effective Date (as defined in the Merger Agreement). The total acquisition consideration figures below are calculated according to the terms of the Merger Agreement. As shown in the table below, an approximate $3.00 change in the Endo closing share price changes the acquisition consideration and the underlying goodwill by approximately $50 million.

Closing stock price per Endo share on effective date of the merger	$80.00	$83.00	$85.93	$89.00	$92.00
Total acquisition consideration (in thousands)	$8,082,336	$8,136,589	$8,179,811	$8,245,096	$8,299,349

Note 4. Preliminary estimated acquisition consideration allocation

The pro forma adjustments to allocate the acquisition consideration will remain preliminary until Endo’s management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing. The final fair value adjustments necessary to value the assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The preliminary allocation of the acquisition consideration to the fair value of Par’s acquired assets and liabilities assumed as if the acquisition date was March 31, 2015 is presented as follows (in millions):

Estimated acquisition consideration (see Note 3)		$8,179.8
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Par’s net assets	4a	71.5
Less settlement of pre-existing Par liabilities	4b	(21.0)
Less book value of Par goodwill and other intangible assets	4c	(2,043.1)
Less book value of Par debt and accrued interest, net of deferred financing costs	4d	2,308.0

Net assets to be acquired		315.4
Fair value adjustments of net assets acquired:
Inventory	4e	73.2
Identifiable intangible assets:
Product rights and other intangibles	4f	2,780.0
IPR&D	4f	1,880.0
Deferred tax liabilities	4g	(1,323.6)

Goodwill	4h	$4,454.8

Adjustments included in the table above are for the following:

a.	Reflects the acquisition of the historical book value of net assets of Par as of March 31, 2015.

b.	Represents $50.3 million of estimated transaction costs, less $29.3 million of estimated tax benefits, expected to be received by Par, which will reduce net assets to be acquired.

c.	Par’s historical balance sheet includes $2,043.1 million of goodwill and other intangible assets, which will be adjusted to fair value in purchase accounting.

d.	Reflects the book value of the Par debt of $2,337.2 million and accrued interest of $16.6 million, which was assumed and included as part of the acquisition consideration (Note 3). These items are offset by $45.8 million of deferred financing costs related to Par outstanding debt which is assumed to be written off when the debt is paid.

e.	Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Par’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, the cost of goods sold associated with the increased inventory value is not included in the unaudited pro forma condensed combined statements of operations.

f.	Of the total estimated consideration, approximately $2,780.0 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of 13 years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $18.3 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $1,880.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

g.	Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Par’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

h.	Goodwill, currently estimated at $4,454.8 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5. Pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands):

Net proceeds from the sale of the AMS Men’s and Prostate Health businesses (1)	$1,578,000
Proceeds from the sale of preferred stock (2)	60,000

AMS pro forma adjustments	$1,638,000

Notes:

(1)	The proceeds from the sale of the Men’s and Prostate Health businesses to Boston Scientific of $1,600.0 million, net of transaction costs of approximately $22.0 million.
(2)	The proceeds from the sale of 60,000 shares of Series B Non-Voting Preferred Stock issued by American Medical Systems Holdings, Inc. to Boston Scientific as part of the sale of the Men’s and Prostate Health businesses.

b.	Represents the elimination of the assets and liabilities of the AMS Men’s and Prostate Health businesses. In addition, represents the elimination of currency translation adjustments related to subsidiaries sold to Boston Scientific.

c.	Reflects the liability related to the $60.0 million sale of AMS Series B Non-Voting Preferred Stock as it represents an unconditional obligation requiring AMS to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur.

d.	Represents the expected tax benefit and resulting income tax payable recognized upon the sale of the Men’s and Prostate Health businesses to Boston Scientific from the elimination of deferred taxes related to the assets and liabilities sold.

e.	The issuance of $2,300.0 million in additional equity, net of $64.9 million in transaction costs, representing approximately 27.6 million Endo shares, to finance the Acquisition.

f.	The Redemption of $499.9 million aggregate principal amount outstanding of the 2019 Notes financed by $200.0 million of New Senior Notes. The aggregate redemption price was equal to the principal amount outstanding, an additional 3.5% of the aggregate principal amount of the 2019 Notes, or $17.5 million, plus accrued and unpaid interest of $7.3 million as of March 31, 2015. In addition, this adjustment includes the incurrence of $3.6 million of deferred financing costs associated with the issuance of the $200.0 million of New Senior Notes, the elimination of $11.7 million of deferred financing costs and $3.8 million of deferred taxes as the result of the repayment of the 2019 Notes.

g.	The adjustment to cash and cash equivalents reflects the following (in thousands):

Debt proceeds (1)	$4,235,000
Repayment of Par’s existing debt and accrued interest (1)	(2,407,098)
Debt issuance costs (2)	(173,400)
Repayment of Endo’s existing Term Loan B (3)	(420,750)
Cash transaction costs (4)	(95,300)
Total estimated purchase price to be paid in cash (5)	(4,228,482)

Par pro forma adjustments	$(3,090,030)

Notes:

(1)	The assumed issuance of $4,235.0 million in additional debt, which will be used for the acquisition of Par and the subsequent repayment of $2,407.1 million of the Par assumed debt, including a $44.4 million make-whole provision on outstanding senior notes and $16.6 million of accrued interest at March 31, 2015.
(2)	The estimated debt issuance costs of $173.4 million related to the issuance of such additional debt.
(3)	The repayment of $420.8 million of Endo’s existing Term Loan B.
(4)	The incurrence of $45.0 million and $50.3 million of estimated direct transaction costs of Endo and Par, respectively, associated with the Acquisition.
(5)	The estimated payment of $4,228.5 million in cash consideration to sellers for shares of Par common stock (see Note 3).

h.	Reflects reclassification adjustments to the historical consolidated financial statements of Par and Auxilium to conform to the financial statement classification and presentation used by Endo to prepare its consolidated financial statements. The Par balance sheet adjustment is a reclassification of $392,608 sales deductions reserve from Accounts receivable, net to Accrued expenses. Further reclassification adjustments may be necessary. The Par statement of operations adjustments are a reclassification of acquisition-related costs of $1,365 and $7,461 for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, from Selling, general and administrative to Acquisition-related and integration items, net and a reclassification of loss on sale of product rights of $3,042 from Selling, general and administrative to Other income (expense), net. The Auxilium statement of operations adjustments are a reclassification of acquisition-related costs for the year ended December 31, 2014 of $15,271 and $28,400 from Selling, general and administrative and Other income (expense), net, respectively, to Acquisition-related and integration items, net.

i.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Par’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, expense on the increased inventory value is not included in the unaudited pro forma condensed combined statement of operations.

j.	Reflects an adjustment to income tax receivable primarily related to a tax benefit resulting from the estimated tax deductible portion of the Acquisition transaction costs.

k.	Represents the incremental adjustment to reflect $4,454.8 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

l.	The adjustments reflect the incremental amount necessary to record the fair value of the Par intangible assets acquired of $4,660.0 million. Approximately $2,780.0 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of 13 years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $18.3 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $1,880.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

m.	Represents an adjustment to reflect the estimated debt issuance costs of $173.4 million related to the issuance of additional debt to finance the Acquisition, partially offset by the write off of $45.8 million of deferred financing costs as the result of the repayment of Par’s outstanding debt and the write off of $7.7 million of deferred financing costs as the result of the repayment of Endo’s existing Term Loan B. The aggregate principal amount of Incremental Term Loan B Facility actually incurred may differ from that assumed herein. As such, Endo’s fees may vary from that described herein and such differences may be material.

n.	Represents the payment of $16.6 million of accrued interest on Par’s debt at March 31, 2015.

o.	Represents the payoff of Par’s current portion of long-term debt of $18.8 million and Endo’s current portion of existing Term Loan B of $4.2 million, partially offset by the current portion of new debt of $28.0 million. The new debt issuance costs related to the issuance of additional debt to finance the Par acquisition will be amortized using an effective-interest method over the life of the related debt instruments, which is at most 10 years.

p.	Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Par’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

q.	The adjustment to long-term debt, less current portion, net consists of the following assumed components (in thousands):

New Senior Notes	$1,635,000
Incremental Term Loan B Facility, net of $28.0 million current portion	2,772,000
Endo repayment of book value of Par debt, net of $18.8 million current portion	(2,318,510)
Endo repayment of existing Term Loan B, net of $4.2 million current portion	(416,500)

Net change	$1,671,990

r.	The adjustments to equity consist of the following components (in thousands):

Additional paid-in capital and common stock related to the issuance of common shares of Endo to Par shareholders as acquisition consideration (see Note 3)	$1,544,231
The elimination of Par’s historical shareholder’s equity	(71,462)
Estimated direct transaction costs of Endo, net of estimated tax effect	(34,382)
Write off of deferred financing costs as the result of the repayment of Endo’s existing Term Loan B	(7,677)

Par pro forma adjustments	$1,430,710

s.	Represents interest expense on the $60.0 million sale of 60,000 shares of Series B Non-Voting Preferred Stock issued by AMS to Boston Scientific as part of the sale of the Men’s and Prostate Health businesses.

t.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Par and Auxilium, which were revalued upon acquisition. These assets have an estimated weighted average useful life of 13 years and 13 years, respectively.

u.	Represents an elimination of the transactions costs associated with the Auxilium transaction.

v.	The net adjustments for the three months ended March 31, 2015 and the year ended December 31, 2014 consist of the following components, assuming new financing including $1,635.0 million of New Senior Notes and $2,800.0 million of Incremental Term Loan B Facility (in thousands):

	Par		Auxilium
	Three Months Ended March 31, 2015	Year Ended December 31, 2014	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness	$53,633	$230,384	$5,000	$73,405
Historical interest expense associated with the Endo existing Term Loan B	(3,728)	(13,100)	—	—
Historical interest expense associated with the Auxilium debt	—	—	(3,518)	(39,108)
Historical interest expense associated with the Par debt	(29,494)	(108,409)	—	—

Total interest expense adjustment	$20,411	$108,875	$1,482	$34,297

After giving effect to the application of the proceeds from the New Senior Notes, the Incremental Term Loan B Facility and the consummation of the Transactions, as of March 31, 2015, Endo’s aggregate principal debt outstanding would have consisted of $3,859.5 million of floating rate debt and $5,264.6 million of fixed-rate debt. Based on the assumed pro forma amount of floating-rate debt outstanding at March 31, 2015, each 1/8% rise in interest rates would result in approximately $4.8 million of incremental annual interest expense and each $250,000,000 increase in principal would result in approximately $8.6 million of incremental annual interest expense.

w.	Income tax rates of approximately 36%, 36% and 36% for Endo, Par and Auxilium, respectively, have been used for the pro forma adjustments for the three months ended March 31, 2015 and for the year ended December 31, 2014. The income tax rates are the applicable blended statutory tax rates of Endo, Par and Auxilium on a standalone basis for the periods referenced and are estimates.

x.	Represents the removal of the historical interest expense associated with the 2019 Notes of $9.3 million and $37.3 million for the three months ended March 31, 2015 and the year ended December 31, 2014 respectively, the estimated interest expense on the $200.0 million of New Senior Notes of $3.1 million and $12.5 million for the three months ended March 31, 2015 and the year ended December 31, 2014 respectively, and the related estimated income tax expense.

y.	Represents the pro forma weighted average shares outstanding after giving effect to the conversion of each Par and Auxilium outstanding share to Endo shares (shares in thousands).

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Basic
Endo weighted average number of shares outstanding	169,653	146,896
Endo shares issued to finance the Par acquisition	27,628	27,628
Endo shares issued in replacement of Par’s common shares	18,084	18,084
Endo shares issued in replacement of Auxilium’s common shares	6,203	18,610

Pro forma weighted average number of basic common shares outstanding	221,568	211,218

Diluted
Endo weighted average number of shares outstanding	176,825	156,730
Adjustment to remove dilution of equity awards due to the pro forma loss from continuing operations	—	(9,834)
Endo shares issued to finance the Par acquisition	27,628	27,628
Endo shares issued in replacement of Par’s common shares	18,084	18,084
Endo shares issued in replacement of Auxilium’s common shares	6,203	18,610

Pro forma weighted average number of diluted common shares outstanding	228,740	211,218